UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2011

Douglas Emmett, Inc.
(Exact name of registrant as specified in its charter)

Maryland	001-33106	20-3073047
(state or other jurisdiction of incorporation)	Commission file number	(I.R.S. Employer identification No.)

808 Wilshire Boulevard, Suite 200Santa Monica, CA	90401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (310) 255-7700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 1, 2011, the Board of Directors of Douglas Emmett, Inc. (the “Company”) named William Kamer, currently the Company’s Chief Financial Officer, as the Company’s Chief Investment Officer and Theodore Guth, currently the Company’s Executive Vice President, as the Company’s Chief Financial Officer, each effective as of January 1, 2012.  Mr. Guth is currently designated as the Company’s principal accounting officer and will continue in such capacity.

Mr. Kamer, 60, joined the Company’s predecessor company, Douglas, Emmett and Company in 2000. Mr. Kamer has served as the Company’s Chief Financial Officer since 2006.  From 2000 to 2006, Mr. Kamer served as Senior Vice President in the Capital Markets Division and General Counsel of the Company’s predecessor company. Prior to joining Douglas, Emmett and Company, Mr. Kamer was an attorney for 22 years focusing exclusively on real estate and real estate finance matters and was a partner at the law firm of Cox, Castle & Nicholson LLP from 1986 through 1999. Mr. Kamer received his bachelor's degree from Vassar College in 1973, his master's degree in city and regional planning from Harvard University in 1978, and his J.D. degree from Boston University also in 1978.

Mr. Guth, 57, joined the Company in January 2011 and since then has served as the Company’s Executive Vice President.  Prior to joining the Company, Mr. Guth was a partner and held various management positions at the law firms of Manatt, Phelps and Phillips LLP, Guth | Christopher LLP and Irell & Manella LLP. He also served as the President of Dabney/Resnick, Inc. (now Imperial Capital), an investment banking and brokerage firm specializing in distressed debt and special situations, and as a full-time professor at the UCLA School of Law. Mr. Guth earned a B.S. from the University of Notre Dame in 1975 and a J.D. from the Yale Law School in 1978. Mr. Guth is a member of the Board of Directors of Electro Rent Corporation (NASDAQ: ELRC), one of the largest global organizations devoted to the rental, leasing and sales of electronic test equipment, personal computers and servers.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1	Press release issued by Douglas Emmett, Inc. dated December 1, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DOUGLAS EMMETT, INC.

Dated: December 1, 2011	By:	/s/ JORDAN L. KAPLAN
Jordan L. Kaplan President and Chief Executive Officer